                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          AUREAL SEMICONDUCTOR INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                           AUREAL SEMICONDUCTOR INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON WEDNESDAY, MAY 20, 1998

     Notice is hereby given that the Annual Meeting of Stockholders of Aureal Semiconductor Inc. (the "Company") will be held on Wednesday, May 20, 1998 at 12:30 p.m., at the Company's headquarters at 4245 Technology Drive, Fremont, California, for the following purposes:

     1. To elect two class III Directors to hold office for a three-year term and until their respective successors are elected and qualified or until their earlier resignation or removal.

     2. To ratify the appointment of Arthur Andersen LLP as the independent accountants of the Company for the 1998 fiscal year.

     3. To consider and transact such other business, if any, as may properly come before the meeting or any adjournments or postponements thereof.

     Only stockholders of record at the close of business on March 27, 1998 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

                                          By Order of the Board of Directors

                                          Brendan O'Flaherty
                                          Secretary

Fremont, California
April 15, 1998

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE.

                           AUREAL SEMICONDUCTOR INC.
                             4245 TECHNOLOGY DRIVE
                           FREMONT, CALIFORNIA 94538
                                 (510) 252-4245
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Aureal Semiconductor Inc., a Delaware corporation (the "Company"), of proxies in the accompanying form, relating to the annual meeting of stockholders (the "Annual Meeting") to be held on Wednesday, May 20, 1998 at 12:30 p.m., at 4245 Technology Drive, Fremont, California, or any adjournments or postponements thereof. The Proxy Statement and the enclosed proxy are being mailed to stockholders on or about April 17, 1998.

                              GENERAL INFORMATION

ANNUAL REPORT

     An annual report on Form 10-K for the fiscal year ended December 28, 1997 is enclosed with this Proxy Statement.

RECORD DATE AND SHARES OUTSTANDING

     Only stockholders of record at the close of business on March 27, 1998 are entitled to vote at the Annual Meeting. On that date, there were outstanding and entitled to vote 42,082,938 shares of Common Stock, par value $0.001 per share, of the Company (the "Common Stock").

REVOCABILITY OF PROXIES

     Any stockholder giving a proxy for the meeting in the accompanying form may revoke it at any time prior to it being voted, by filing with the Secretary of the Company at the Company's principal executive office, 4245 Technology Drive, Fremont, California 94538, an instrument of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

     Stockholders may vote in person or by proxy. Each share of Common Stock is entitled to one vote on each proposal that comes before the Annual Meeting. The Company's Bylaws provide that a majority of all of the shares of stock entitled to vote, whether present in person or represented by proxy shall constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted in determining whether a quorum is present at the Annual Meeting.

     If the enclosed proxy is properly executed and returned, the shares of Common Stock represented thereby will be voted at the meeting in accordance with the stockholder's instructions. If no instructions are given with respect to any matter, the proxy will be voted in favor of such matter.

     Directors, officers and other authorized employees of the Company may make solicitation of proxies by personal interview, telephone or other means of communication. No additional compensation will be paid for any such services. Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the stockholders, will be borne by the Company. The Company will, upon request, reimburse the reasonable charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 12, 1998 by: (i) each person who is known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock; (ii) each director and director-nominee of the Company;
(iii) the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 28, 1997 whose salary and bonus for the year ended December 28, 1997 exceeded $100,000; and (iv) all directors and executive officers of the Company as a group.

                                                               SHARES BENEFICIALLY
                                                                    OWNED(2)
                                                              ---------------------
          NAME AND ADDRESS OF BENEFICIAL OWNERS(1)              NUMBER      PERCENT
          ----------------------------------------            ----------    -------
The TCW Group, Inc. and its affiliates(3)...................  19,533,648     43.4%
  11100 Santa Monica Blvd., Suite 2000
  Los Angeles, CA 90025
     D. Richard Masson(4)...................................  21,863,981     48.3%
     Thomas K. Smith, Jr.(5)................................  19,533,648     43.4%
DDJ Capital Management, LLC(6)..............................   8,066,806     18.8%
  141 Linden Street, Suite 4
  Wellesley, MA 02181
Appaloosa Management L.P.(7)................................   5,670,074     13.5%
  51 JFK Parkway
  Short Hills, NJ 07078
Kenneth A. Kokinakis(8).....................................   1,360,000      3.1%
Richard E. Christopher(9)...................................      30,625        *
L. William Krause(10).......................................     150,000        *
David J. Domeier(11)........................................     373,686        *
Scott H. Foster(12).........................................   1,877,144      4.3%
Michael L. Hunter(13).......................................     396,419        *
Toni W. Schneider(14).......................................     616,280      1.5%
All Directors and Executive Officers as a group (13
  persons)(15)..............................................  28,300,258     55.3%

---------------
   * Less than 1%.

 (1) Except as otherwise indicated, the address of each beneficial owner is c/o the Company, 4245 Technology Drive, Fremont, CA 94538.

 (2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days following March 12, 1998 are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. This table is based upon information supplied by officers, directors and principal stockholders. Except as otherwise indicated, the Company believes that the persons or entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

 (3) The TCW Group, Inc. may be deemed to beneficially own 16,583,648 shares of the Company's Common Stock. In addition, pursuant to warrants issued on August 6, 1997 in conjunction with the purchase of shares of the Company's Common Stock and renegotiation of the Company's line of credit, The TCW Group, Inc. and its affiliates hold rights to acquire, in the aggregate, an additional 2,950,000 shares of the Company's Common Stock. The total of 19,533,648 represents shares held or acquirable by limited partnerships, trusts and third party separate accounts for which affiliates of The

     TCW Group, Inc. (collectively, "TCW") act as general partner, trustee or investment advisor, respectively. TCW disclaims beneficial ownership of such shares.

 (4) Includes 19,533,648 shares deemed beneficially owned by TCW and 2,330,333 shares (2,080,333 shares owned and 250,000 shares issuable pursuant to warrants issued August 6, 1997 in conjunction with the purchase of the Company's Common Stock and expansion of the Company's line of credit) held by a third party separate account for which Oaktree Capital Management, LLC ("Oaktree") acts as an investment advisor.

 (5) To the extent Mr. Smith, as an authorized representative of Trust Company of the West or TAMCO participates in the process to vote or dispose of the shares described in footnote (3) above, he may be deemed under certain circumstances for the purpose of Section 13 of the Securities Exchange Act of 1934, as amended, to be the beneficial owner of such shares. Mr. Smith disclaims beneficial ownership of such shares.

 (6) DDJ Capital Management, LLC ("DDJ") may be deemed to beneficially own 7,241,806 shares of the Company's Common Stock. In addition, pursuant to warrants issued on August 6, 1997 in conjunction with the purchase of shares of the Company's Common Stock and expansion of the Company's line of credit, DDJ and its affiliates hold rights to acquire, in the aggregate, an additional 825,000 shares of the Company's Common Stock. The total 8,066,806 represents shares held or acquirable by DDJ and its affiliates. DDJ, through its control of certain affiliates, has sole power to vote and dispose of all 8,066,806 shares of the Company's Common Stock.

 (7) All of the 5,670,074 shares are beneficially owned by Appaloosa Management L.P. ("Appaloosa"). Mr. David A. Tepper, through his control of Appaloosa, may be deemed to beneficially own all of the shares of the Company's Common Stock beneficially owned by Appaloosa. Both Appaloosa and Mr. Tepper have sole voting and dispositive power with respect to all 5,670,074 shares of the Company's Common Stock.

 (8) Includes 1,350,000 shares subject to immediately exercisable options or issuable upon exercise of outstanding stock options exercisable within 60 days of March 12, 1998. Of such shares, 762,500 are not vested and subject to repurchase by the Company.

 (9) Includes 10,625 shares subject to immediately exercisable options or issuable upon exercise of outstanding stock options exercisable within 60 days of March 12, 1998.

(10) Includes 150,000 shares subject to immediately exercisable options or issuable upon exercise of outstanding stock options exercisable within 60 days of March 12, 1998.

(11) Includes 363,686 shares subject to immediately exercisable options or issuable upon exercise of outstanding stock options exercisable within 60 days of March 12, 1998. Of such shares, 144,523 are not vested and subject to repurchase by the Company.

(12) Includes 1,581,896 shares subject to immediately exercisable options or issuable upon exercise of outstanding stock options exercisable within 60 days of March 12, 1998. Of such shares, 164,167 are not vested and subject to repurchase by the Company.

(13) Includes 396,419 shares subject to immediately exercisable options or issuable upon exercise of outstanding stock options exercisable within 60 days of March 12, 1998. Of such shares, 182,619 are not vested and subject to repurchase by the Company.

(14) Includes 423,900 shares subject to immediately exercisable options or issuable upon exercise of outstanding stock options exercisable within 60 days of March 12, 1998. Of such shares, 132,083 are not vested and subject to repurchase by the Company.

(15) Includes 9,052,749 shares subject to immediately exercisable options or issuable upon exercise of outstanding stock options exercisable within 60 days of March 12, 1998. Of such shares, 2,185,745 are not vested and subject to repurchase by the Company.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company has a classified Board of Directors currently consisting of one Class I Director (Kenneth A. Kokinakis), two Class II Directors (D. Richard Masson and Richard E. Christopher), and two Class III Directors (L. William Krause and Thomas K. Smith, Jr.), who will serve until the annual meetings of stockholders to be held in 1999, 2000 and 1998 respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms expire on the annual meeting dates.

     The nominees for election at the Annual Meeting to Class III of the Board of Directors are L. William Krause and Thomas K. Smith, Jr. If elected, the Class III nominees, Messrs. Krause and Smith, will serve as directors until the Company's annual meeting in 2001 and until their successors are elected and qualified or until their earlier resignation or removal. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as management may designate.

     If a quorum is present and voting, the nominees for directors receiving the highest number of votes will be elected as directors.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The name of and certain other information regarding the current directors and nominees for director are set forth in the following table.

          NAME            AGE      POSITION WITH COMPANY     DIRECTOR SINCE
          ----            ---      ---------------------     --------------
CLASS III DIRECTORS TO BE ELECTED AT THE 1998 ANNUAL MEETING OF
STOCKHOLDERS:
L. William Krause         55             Director            April 1995
Thomas K. Smith, Jr.      33             Director            December 1994

CLASS I DIRECTOR WHOSE TERM EXPIRES AT THE 1999 ANNUAL MEETING OF
  STOCKHOLDERS:
Kenneth A. Kokinakis      44    President, Chief Executive   February 1996
                                   Officer and Director

CLASS II DIRECTORS WHOSE TERMS EXPIRE AT THE 2000 ANNUAL MEETING OF
  STOCKHOLDERS:
D. Richard Masson         39             Director            December 1994
Richard E. Christopher    50             Director            November 1996

     Mr. Krause has served as a director of the Company since April 1995. Since 1991, he has been the President, Chief Executive Officer and a director of Storm Technology Inc., a supplier of computer peripherals and software for digital imaging. Prior to that, Mr. Krause was President and Chief Executive Officer of 3Com Corporation from 1981 to 1990 and Chairman of the Board from 1987 to 1993. Mr. Krause is also a director of Sybase, Inc., a client server software company and Inforseek Corporation, an internet media company.

     Mr. Smith has served as a director of the Company since December 1994. Mr. Smith is a Senior Vice President of Trust Company of the West and TAMCO, wholly-owned subsidiaries of The TCW Group, Inc., which he joined in 1991 as an investment analyst for TCW Special Credits. TCW Special Credits serves as general partner, trustee and investment advisor to certain limited partnerships, trusts, and accounts invested in the securities and debt obligations of financially distressed companies. TAMCO is the managing general partner of TCW Special Credits.

     Mr. Kokinakis was appointed President and Chief Executive Officer of the Company effective January 15, 1996 and a director of the Company effective February 7, 1996. Prior to joining the Company, Mr. Kokinakis served as the Managing Director and Chief Executive Officer of Memec (Asia-Pacific), an electronic component distributor, since January 1991. Prior to 1991, Mr. Kokinakis held various executive sales and marketing positions at Xilinx, Inc. and Microchip Technology Inc.

     Mr. Masson has served as a director of the Company since December 1994. Mr. Masson has been a Principal of Oaktree since its founding in May 1995. Prior to the founding of Oaktree, Mr. Masson was, and continues as, a partner of TCW Special Credits and served as a Managing Director of Trust Company of the West and TAMCO, wholly-owned subsidiaries of The TCW Group, Inc. Mr. Masson also serves as a director of the Peregrine Real Estate Trust.

     Mr. Christopher has served as a director of the Company since November 1996. Since July 1992, Mr. Christopher has been the Vice President of Worldwide Sales for Chips and Technologies Inc., a supplier of advanced graphic controllers and accelerators for notebook computers (a subsidiary of Intel Corporation). Prior to joining Chips and Technologies Inc., Mr. Christopher spent twelve years at Fujitsu Microelectronics where he became Senior Vice President and General Manager.

BOARD COMPENSATION

     Pursuant to the Company's 1996 Outside Directors Stock Option Plan (the "1996 Plan"), Mr. Christopher and Mr. Krause receive automatic annual stock option grants to purchase 5,000 shares of the Company's Common Stock. In addition, pursuant to the 1996 Plan, when Mr. Christopher was appointed as a director in November 1996, he received an initial stock option grant to purchase 30,000 shares of the Company's Common Stock. Each of the grants is priced at market price on the date of grant and vests 25% on the one year anniversary of the grant, with additional vesting at the rate of 2.08% per month thereafter for the remaining term (total four year vesting). Prior to adoption of the 1996 Plan, as compensation for service on the Board, the Company granted, in April 1995 upon his appointment to the Board, to Mr. Krause an option to purchase 100,000 shares of the Company's Common Stock. In addition, the Company granted an additional option to purchase 50,000 shares of the Company's Common Stock to Mr. Krause in September 1995. Both options were granted at market price on the date of grant and vested 25% upon grant and an additional 25% at the end of each six-month period thereafter.

     As cash compensation for services on the Board, Messrs. Krause and Christopher receive $500 for each Board meeting attended. The other directors do not receive any compensation for their services as members of the Board. All non-management directors are reimbursed for their reasonable expenses incurred in attending meetings of the Board and committees of the Board.

     Messrs. Masson and Smith have declined to participate in the stock option plans or receive payment for their attendance at Board meetings in connection with their employment with Oaktree and TCW, respectively, both of which are deemed beneficial owners of significant portions of the Company's Common Stock.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board held six meetings and acted three times by written consent during fiscal 1997. Each incumbent director attended at least 75% of the aggregate meetings of the Board of Directors and of the committees, if any, on which he served in fiscal 1997 that were held while he was a director or a member of such committee.

     Standing committees of the Board include an Audit Committee and a Compensation Committee. The current members of the Audit Committee are Messrs. Krause and Christopher. The Audit Committee recommends engagement of the Company's independent accountants, reviews the scope of the audit, considers comments made by the independent accountants and reviews the non-audit services provided by the Company's independent accountants. The Audit Committee held two meetings during fiscal 1997.

     The Compensation Committee determines the compensation for the Company's senior management and administers the Company's stock option plans for officers, directors, employees and consultants. The current members of the Compensation Committee are Messrs. Masson and Smith. The Compensation Committee held one meeting and acted eight times by written consent, for the purpose of approving stock option grants, during fiscal 1997. For additional information concerning the Compensation Committee, see "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION".

     During 1997, the Board of Directors established a Special Committee of Disinterested Directors with authority to review and approve all documents prepared in connection with equity transactions involving any parties related to members of the Board of Directors. This Special Committee (consisting of Messrs. Christopher and Krause) met twice to review and approve documents related to the August 1997 sale of 1,910,000 units (the units consisting of one share of Common Stock of the Company and one half of one warrant to buy an additional share of the Company's Common Stock). The Company sold 1,910,000 units of which Oaktree and TCW each purchased 500,000 units.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company as of December 28, 1997 whose total salary for the year ended December 28, 1997 exceeded $100,000 for services in all capacities to the Company during fiscal 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION           LONG-TERM COMPENSATION
                                            -----------------------------   ----------------------------
                                                                            SECURITIES
                                                                            UNDERLYING      ALL OTHER
       NAME AND PRINCIPAL POSITION          YEAR    SALARY(10)    BONUS      OPTIONS     COMPENSATION(1)
       ---------------------------          -----   ----------   --------   ----------   ---------------
Kenneth A. Kokinakis(2)...................   1997    $200,000    $100,000     350,000       $  4,750
  President and Chief                        1996    $184,615    $100,000   1,000,000       $ 47,240(3)
  Executive Officer
David J. Domeier(4).......................   1997    $175,000                 110,000       $  4,750
  Vice President, Finance                    1996    $174,327                  87,500       $  4,750
  And Chief Financial Officer                1995    $119,808                 175,000       $  2,432
Scott H. Foster(5)........................   1997    $180,000                  70,000       $104,750(6)
  Chief Technical Officer                    1996    $ 97,789                 200,000       $ 54,750
Michael L. Hunter(7)......................   1997    $140,000    $ 30,000     140,000       $  4,750
  Vice President, Sales                      1996    $138,600    $ 22,500     137,500       $  4,750
                                             1995    $112,385    $ 30,000     125,000       $  4,620
Toni W. Schneider(8)......................   1997    $130,365                  90,000       $ 79,750
  Vice President, Advanced                   1996    $ 60,231                 100,000       $ 41,619
  Audio Products

---------------
 (1) Unless otherwise noted, represents the Company's contribution to the employee's 401(k) plan account as a partial match to the employee's contributions for the year noted.

 (2) Mr. Kokinakis joined the Company in January 1996; compensation indicated for 1996 was for the partial year. The bonuses indicated were paid early in the following year for services in the year noted.

 (3) Includes moving and other associated expenses incurred by Mr. Kokinakis for his transfer from Hong Kong to join the Company.

 (4) Mr. Domeier joined the Company in March 1995; compensation indicated for 1995 was for the partial year.

 (5) Mr. Foster joined the Company in May 1996 through the merger with Crystal River Engineering Inc. ("CRE"), of which he was the Chief Executive Officer; compensation indicated for 1996 was for the partial year.

 (6) Payments totaling $100,000 and $50,000 were made to Mr. Foster during 1997 and 1996 respectively, related to the merger with CRE and his continued involvement with the merged companies. No further related payments are to be made.

 (7) Mr. Hunter joined the Company in January 1995; compensation indicated for 1995 was for the partial year. Mr. Hunter's bonus payments for 1997 and 1996 reflected guaranteed commissions while the Company was largely engaged in product development and "pre-sales" customer contact efforts.

 (8) Mr. Schneider joined the Company in May 1996 through the merger with CRE, of which he was Vice President, Marketing; compensation indicated for 1996 was for the partial year.

 (9) Payments totaling $75,000 and $37,500 were made to Mr. Schneider during 1997 and 1996 respectively, related to the merger with CRE and his continued involvement with the merged companies. No further related payments are to be made.

(10) As part of the Company's restructuring efforts in 1995, all officers employed at July 1, 1995 voluntarily took a 10% reduction in pay.

STOCK OPTIONS GRANTED IN FISCAL 1997

     The following table sets forth information with respect to the options to purchase Common Stock granted to the executive officers named in the Summary Compensation Table during the year ended December 28, 1997. The Company did not grant any stock appreciation rights during fiscal 1997.

                         OPTIONS GRANTED IN FISCAL 1997

                                          PERCENT OF
                                             TOTAL                                POTENTIAL REALIZABLE VALUE
                             NUMBER OF      OPTIONS                               AT ASSUMED ANNUAL RATES OF
                            SECURITIES    GRANTED TO                             STOCK PRICE APPRECIATION FOR
                            UNDERLYING     EMPLOYEES                                    OPTION TERM(4)
                              OPTIONS      IN FISCAL    EXERCISE    EXPIRATION   ----------------------------
          NAME              GRANTED (1)     YEAR(2)     PRICE(3)       DATE          5%               10%
          ----              -----------   -----------   ---------   ----------   -----------      -----------
Kenneth A. Kokinakis.....     150,000         5.0%        $2.19      04/29/07     $206,592         $523,544
                              200,000         6.7%        $1.75      12/08/07     $220,113         $557,810
David J. Domeier.........      40,000         1.3%        $2.19      04/29/07     $ 55,091         $139,612
                               70,000         2.3%        $1.75      12/08/07     $ 77,040         $195,233
Scott H. Foster..........      40,000         1.3%        $2.19      04/29/07     $ 55,091         $139,612
                               30,000         1.0%        $1.75      12/08/07     $ 33,017         $ 83,671
Michael L. Hunter........      40,000         1.3%        $2.19      04/29/07     $ 55,091         $139,612
                              100,000         3.3%        $1.75      12/08/07     $110,057         $278,905
Toni W. Schneider........      40,000         1.3%        $2.19      04/29/07     $ 55,091         $139,612
                               50,000         1.7%        $1.75      12/08/07     $ 55,028         $139,452

---------------

(1) These options are immediately exercisable at the date of grant, but shares purchased upon exercise of unvested options are subject to repurchase at the option of the Company at their original issuance price. All options in this table have exercise prices equal to the fair market value on the date of grant. The options vest over a period of four years and expire ten years from the original date of grant.

(2) The Company granted options for 2,992,000 shares of Common Stock to employees in fiscal 1997 under the 1995 Stock Option Plan.

(3) The exercise price may be paid in cash or by delivery of already-owned shares subject to certain conditions.

(4) The potential gain is determined by comparing the grant price to the assumed values as calculated utilizing the annual stock price appreciation rates indicated. These amounts represent only certain assumed rates of appreciation as established by the Securities and Exchange Commission for such disclosure, and do not represent the Company's estimates or projections of future stock prices. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent upon the future performance of the Company and overall stock market conditions. There can be no assurance that the amounts reflected in this table or the associated rates of appreciation will be achieved.

OPTION EXERCISES AND FISCAL 1997 YEAR-END OPTION VALUES

     The following table sets forth information regarding the number and value of unexercised options held by the executive officers named in the Summary Compensation Table on December 28, 1997. In addition, it sets forth the number of shares acquired and value realized upon exercise of stock options during fiscal 1997.

                                                                                               VALUE OF UNEXERCISED
                                                             SECURITIES UNDERLYING            IN-THE-MONEY OPTIONS AT
                             SHARES                     OPTIONS AT FISCAL YEAR-END (#)        FISCAL YEAR-END ($)(1)
                          ACQUIRED ON     VALUE     ---------------------------------------   -----------------------
          NAME            EXERCISE (#)   REALIZED   EXERCISABLE    VESTED     UNEXERCISABLE     VESTED      UNVESTED
          ----            ------------   --------   -----------   ---------   -------------   -----------   ---------
Kenneth A Kokinakis               0      $      0    1,350,000      462,500            0      $  596,722    $838,603
David J. Domeier                  0      $      0      359,679      194,679       12,821      $  153,353    $122,852
Scott H. Foster             100,000      $242,650    1,489,799    1,294,799      213,145      $2,603,847    $517,674
Michael L. Hunter                 0      $      0      393,041      188,041        9,459      $  151,907    $146,320
Toni W. Schneider           192,380      $454,228      349,200      196,700      112,050      $  341,882    $299,937

---------------

(1) Value per share is defined as the market price of the Company's Common Stock at year-end minus the per share exercise price of the option. The per share price of the Common Stock at December 28, 1997 was $2.375 as reported on the OTC Bulletin Board.

REPRICED OPTIONS

     The following table provides the specified information concerning all repricings of options to purchase the Company's Common Stock held by any executive officer of the Company since November 11, 1992, the date of the Company's initial public offering.

                           TEN YEAR OPTION REPRICINGS

                                                                                                           LENGTH OF
                                                NUMBER OF                                                   ORIGINAL
                                               SECURITIES    MARKET PRICE     EXERCISE                    OPTION TERM
                                               UNDERLYING    OF STOCK AT      PRICE AT                    REMAINING AT
                                                 OPTIONS       TIME OF        TIME OF                       DATE OF
                                   REPRICING   REPRICED OR   REPRICING OR   REPRICING OR   NEW EXERCISE   REPRICING OR
        NAME AND POSITION            DATE        AMENDED      AMENDMENT      AMENDMENT        PRICE        AMENDMENT
        -----------------          ---------   -----------   ------------   ------------   ------------   ------------
Sanjay Iyer,                       04/04/95       40,000        $1.875         $4.00          $1.875       117 months
  Vice President, PC Products
Brendan O'Flaherty,                04/04/95       75,000        $1.875         $4.00          $1.875       117 months
  Vice President, Consumer
  Products & General Counsel
Gary M. Catlin,                    04/04/95       30,000        $1.875         $4.00          $1.875       117 months
  Vice President, Engineering

Former Executive Officers
Leonard L. Backus (1)              04/04/95       75,000        $1.875         $4.00          $1.875       117 months
Robert G. Brownell (2)             04/04/95      300,000        $1.875         $4.00          $1.875       117 months
Bharat Sastri (3)                  04/04/95      200,000        $1.875         $4.00          $1.875       117 months

---------------

(1) Mr. Backus resigned as Vice President, International Sales and Marketing of the Company on October 6, 1995.

(2) Mr. Brownell resigned as President and Chief Executive Officer of the Company on December 31, 1995.

(3) Mr. Sastri resigned as Vice President, Technology of the Company on August 9, 1995.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     In connection with the Company's acquisition of CRE, Messrs. Scott H. Foster and Toni W. Schneider entered into employment agreements with the Company. The agreements contained certain provisions regarding termination of their employment with the Company within the first twelve months of their employment, which commenced on May 29, 1996.

     The Company's 1994 Stock Option Plan and the 1996 Plan contain provisions pursuant to which all outstanding options granted under the plans will become fully vested and immediately exercisable upon certain changes of control and related events.

     Options granted under the Company's 1995 Stock Option Plan (the "1995 Plan") generally are immediately exercisable, subject to the right of the Company to repurchase, at the optionee's original purchase price, any shares acquired upon exercise of unvested options that are held by the optionee upon termination of service with the Company (the "Company Repurchase Right"). The Company Repurchase Right lapses over time while the optionee remains in continuous service with the Company in accordance with a vesting schedule established for each option granted. In addition, option agreements entered into with each optionee under the 1995 Plan generally provide that in the event of certain changes in control, the Company Repurchase Right will automatically terminate unless the option is assumed by the acquiring party or such party substitutes equivalent options for the acquiring party's stock. In the event an option is assumed or substituted for by the acquiring party, option agreements under the 1995 Plan generally further provide for automatic termination of the Company Repurchase Right if the optionee is terminated without cause or resigns for good cause within twelve months following certain changes in control of the Company.

CHANGES TO BENEFIT PLANS

     At the annual stockholders meeting on May 21, 1997, the stockholders approved adoption of the 1996 Plan. The terms of the 1996 Plan include provisions which provide for automatic granting of options to purchase 30,000 shares of the Company's Common Stock to outside directors upon their initial appointment or election to the Board, as well as automatic granting of options to purchase 5,000 shares of the Company's Common Stock provided each person remains a director on their anniversary date. Employee directors are not eligible to participate in the 1996 Plan. Messrs. Masson and Smith, because of their employment with Oaktree and TCW, respectively, both of which are deemed beneficial owners of significant portions of the Company's Common Stock, have declined to participate in the 1996 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     TCW maintains beneficial ownership of approximately 43% of the outstanding shares of Common Stock of the Company. Mr. Masson, a director of the Company, is a principal of Oaktree which provides investment sub-advisory services to a TCW affiliate. Mr. Smith, also a director of the Company, is a Senior Vice President of Trust Company of the West and TAMCO, wholly-owned subsidiaries of the TCW Group, Inc. TAMCO is the managing general partner of TCW Special Credits.

     In addition to its beneficial ownership position in the Common Stock of the Company, TCW acts as the managing agent and primary lender under a line of credit to the Company. The amount of available credit and the terms of the line of credit (including its maturity date) have been amended over time since the line was first established in 1994. The available line has ranged from $10 million to its current level of $31.5 million. As the availability has been increased and the maturity date extended over time, the Company has paid the lenders various fees. These fees included $200,000 in 1995 to increase the line from $15 million to $22 million, and to extend the maturity date through March 1996, and $220,000 in 1996 to extend the maturity date through March 1998.

     In August 1997, in conjunction with a private placement of $3.8 million of the Company's Common Stock, including sales to both TCW and DDJ, the Company's line of credit was expanded from $22 million to $31.5 million. DDJ became a participating lender under the line of credit for up to $4.5 million of the total of $31.5 million. At that time, the maturity date of the line of credit was also extended to March 1999. For the expansion of the line of credit and the extension of the maturity date, the Company paid the lenders $630,000 and also issued to the lenders 3.15 million warrants to purchase the Company's Common Stock at an exercise price of $2.00 per share. The Company has the right to extend the maturity date for the line of credit through March 2000 upon the payment of a fee of $630,000. Borrowings under the line of credit bear interest at the prime rate to borrowers of Bank of America plus 5% and the lenders have the benefit of certain covenants. On March 12, 1998, the outstanding balance under the line of credit was $23.2 million.

     In August 1997, the Company sold 1.910 million units (the units consisting of one share of Common Stock of the Company and one-half of one warrant to buy an additional share of the Company's Common Stock) in a private placement to a limited number of pre-existing stockholders of the Company. The individual units were priced at $2.00, and the exercise price for the warrants was $2.00 per share. Oaktree, TCW and DDJ purchased 500,000, 500,000 and 750,000 units, respectively, in the transaction. In September 1997, the Company amended its pre-existing (Form S-3) shelf registration statement to include registration of the shares sold and subject to issuance upon exercise of the warrants.

     The Company's Bylaws provide that the Company shall indemnify its officers, directors and employees to the fullest extent permitted by law. The Bylaws expressly authorize the use of indemnity agreements and the Company has entered into such agreements with each of its directors and officers. The Company also maintains insurance policies, which cover the officers and directors for any liability arising out of their actions in such capacities.

     The Company believes that all transactions described above were on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of the outstanding shares of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership (Form 3) and changes in ownership of such stock and other equity securities of the Company (Forms 4 and 5). Such persons are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely upon review of the copies of such reports and certain representations furnished to it, all Section 16 filing requirements applicable to its executive officers, directors and greater than ten percent beneficial holders were complied with on a timely basis during the fiscal year ended December 28, 1997.

                        COMPARISON OF STOCKHOLDER RETURN

     SEC regulations require presentation of information relative to the return to stockholders based on the share price of the Company's Common Stock over the last five years. For the Company, that five year period encompasses two distinct and separate periods of stock ownership. The first period ran from the Company's initial public offering in November 1992 through December 1994 when the Company exited Chapter 11 Bankruptcy proceedings and all of the previously outstanding Common Stock of the Company ("Company's Old Common Stock") was canceled. During that time, the Company, operating under the name Media Vision Technology, Inc., competed to sell PC upgrade products in the retail marketplace, and thus its stock price was compared against an index for computer manufacturers. These results are shown in the first chart below. The second period of the Company's stock price comparisons began in January 1995 when new Common Stock was issued and began to trade post-Chapter 11 exit. During this time, the Company has focused it primary efforts on the development and marketing of audio technologies and related semiconductor devices for sale to manufacturers of PC and consumer electronics products; therefore the stock price comparisons include the semiconductor industry index.

     The chart below compares the cumulative total return on the Company's Old Common Stock with the cumulative return of the CRSP Total Return Index for the NASDAQ National Market and the CRSP Total Return Index for Computer Manufacturers for the period commencing on November 11, 1992 (the date trading of the Company's Old Common Stock began) and ending on December 30, 1994 (the date at which the Company's Old Common Stock was canceled pursuant to the Plan of Reorganization). The chart assumes that $100.00 was invested in the Company's Old Common Stock and each of the Indexes on November 11, 1992 and that dividends, if any, were reinvested. As the Company's Old Common Stock was canceled and no longer trades on any market system, this stock is not tracked on the performance chart after December 30, 1994.

                                      MEDIA VISION                              COMPUTER
        Measurement Period             (Old Common           NASDAQ          MANUFACTURER'S
      (Fiscal Year Covered)              Stock)           MARKET INDEX            INDEX
11/11/92                                 100.00              100.00              100.00
12/31/92                                 109.10              103.68              106.00
12/31/93                                 198.90              119.01              100.46
12/30/94                                   0.00              116.34              110.34

                                                      11/11/92    12/31/92    12/31/93    12/30/94
                                                      --------    --------    --------    --------
MEDIA VISION (Old Common Stock).....................  $100.00     $109.10     $198.90     $  0.00
NASDAQ MARKET INDEX.................................  $100.00     $103.68     $119.01     $116.34
COMPUTER MANUFACTURER'S INDEX.......................  $100.00     $106.00     $100.46     $110.34

     The Company's new Common Stock was initially issued on December 30, 1994 to the creditors of the Company and initially traded on the OTC Bulletin Board on January 6, 1995. The closing price of the Common Stock on that date was $2.75. The closing price of the Company's Common Stock on the last trading day of fiscal 1997 was $2.375. The chart below compares the cumulative total return on the Company's Common Stock with the cumulative return of the NASDAQ Market Index and a Semiconductor Index (118 companies with the 3674 SIC
Code -- Semiconductors and Related Devices). The chart assumes that $100 was invested in the Company's Common Stock and each of the Indexes on January 6, 1995 and that dividends, if any, were reinvested.

                                         AUREAL
        Measurement Period               COMMON              NASDAQ           SEMICONDUCTOR
      (Fiscal Year Covered)               STOCK              MARKET               INDEX
1/6/95                                   100.00              100.00              100.00
12/29/95                                  50.00              129.71              162.40
12/29/96                                  71.59              161.18              261.45
12/28/97                                  86.36              197.16              272.45

                                                      1/6/95     12/29/95    12/29/96    12/28/97
                                                      -------    --------    --------    --------
AUREAL COMMON.......................................  $100.00    $ 50.00     $ 71.59     $ 86.36
NASDAQ MARKET INDEX.................................  $100.00    $129.71     $161.18     $197.16
SEMICONDUCTOR INDEX.................................  $100.00    $162.40     $261.45     $272.45

                    REPORT OF THE COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

     The Compensation Committee is comprised of two outside directors of the Board of Directors, Messrs. Masson and Smith. The Committee reviews and determines the Company's executive compensation objectives and policies and administers the Company's stock option plans. The Committee reviews and sets the compensation of the Company's Chief Executive Officer, and taking into account recommendations of the Chief Executive Officer, sets the compensation for all other executive officers. The Company's compensation program for executive officers is designed to attract and retain highly talented and productive individuals, and to align the interests of the executive officers with the interests of the Company's stockholders by basing a significant portion of compensation on stock value, via stock option grants.

SALARY

     The Committee annually reviews the salaries of the Company's executive officers. When setting salary levels, the Committee considers competitive market conditions, Company performance and individual performance. Market competitive salary levels are reviewed relative to external data provided for comparable positions in companies in the same industry of similar size and geographic location. The base salary and bonus for Mr. Kokinakis, the Company's President and Chief Executive Officer was unchanged from 1996 to 1997.

BONUSES

     The Company did not have a bonus plan and did not pay any cash bonuses to executive officers for services in 1997, except for a bonus of $100,000 to Mr. Kokinakis in connection with his employment agreement. The Committee believes that his services met the requirements of his employment agreement and that the Company has achieved significant progress in 1997.

     As shown on the Summary Compensation Table (see Executive Compensation), Messrs. Foster and Schneider received payments indicated as other compensation during 1997 and 1996. These payments were not made pursuant to any Company bonus plan, but rather were payments made per the terms of their individual employment agreements entered into simultaneously with their commencement of employment with the Company and the merger of their former firm, Crystal River Engineering, Inc. with the Company on May 29, 1996. The payments were made in connection with their continued employment with the Company through November 29, 1997. No further payments are to be made per these agreements.

STOCK OPTIONS

     The Compensation Committee and the Company's management strongly believe that employee equity ownership provides significant motivation to executive officers and all Company employees to maximize value for the Company's stockholders. In addition, such equity ownership helps retain key employees in a competitive marketplace. Therefore, the Committee periodically grants options under the Company's option plans. To date, all employees have been granted stock options upon initial employment with the Company. The Committee has also made incremental stock option grants, upon the recommendation of management, to some individuals. All stock options are granted by the Committee at the then current market price of the Company's Common Stock and have value only as the price of the Company's Common stock increases over the granted exercise price.

     The Compensation Committee believes that it is standard industry practice, and in the best interests of the Company and its stockholders, for approximately 20% of the Company's Common Stock, on a fully diluted basis, to be available for employees as a group. Consequently, the Company has instituted stock option plans that provide for this availability. The Company and the Compensation Committee are strongly committed to providing competitive compensation packages to its employees to ensure a continuation of attracting and retaining top quality technical, management and support personnel.

CEO COMPENSATION

     Mr. Kokinakis commenced employment with the Company in January, 1996 pursuant to a letter agreement that provided a base salary of $200,000 per year, with the potential to earn an annual cash incentive bonus of up to 50% of his base salary. The Compensation Committee approved his bonus of $100,000 for 1997 in recognition of the Company's significant achievements during the year. In addition, during 1997, Mr. Kokinakis was granted stock options to purchase 350,000 shares of Common Stock as part of grants to all employees.

                                          THE COMPENSATION COMMITTEE

                                          D. Richard Masson
                                          Thomas K. Smith, Jr.

                                   PROPOSAL 2

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors, upon the recommendation of management, has selected Arthur Andersen LLP as independent accountants to audit the financial statements of the Company for the 1998 fiscal year. Arthur Andersen LLP has acted in such capacity since its appointment effective January 30, 1995 to audit the Company's financial statements for the 1994 fiscal year. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and be available to respond to questions raised during the meeting.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     Approval of this proposal requires the affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not be counted as having been voted on the proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 1998.

                             STOCKHOLDER PROPOSALS

     Under the rules of the Securities and Exchange Commission, stockholders who wish to submit proposals for inclusion in the Proxy Statement for the annual meeting of stockholders to be held in 1999 must submit such proposals so as to be received by the Company at 4245 Technology Drive, Fremont, California 94538,
Attention: Shareholder Relations, not later than December 22, 1998, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting, is as set forth above. If any other matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          Brendan O'Flaherty
                                          Secretary

April 15, 1998

PROXY


                           AUREAL SEMICONDUCTOR INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD WEDNESDAY, MAY 20, 1998

The undersigned hereby appoints David J. Domeier and Brendan R. O'Flaherty, or either of them, each with full power of substitution, as the proxyholder(s) of the undersigned to represent the undersigned and vote all shares of the Common Stock of Aureal Semiconductor Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of the Company on Wednesday, May 20, 1998, and at any adjournments or postponements of such meeting, as follows:

                 (Continued and to be signed on reverse side.)





                            * FOLD AND DETACH HERE *

                                                               Please mark
                                                             your votes as
                                                              indicated on [ X ]
                                                              this example.



                                      FOR all nominees            WITHHOLD
                                    listed except those           AUTHORITY
                                      whose names are          to vote for all
                                     handwritten below.        listed nominees.
1. To elect L. William Krause
   and Thomas K. Smith, Jr.                [   ]                     [   ]
   as Class III Directors to
   hold office for a three year
   term and until their successors
   are elected.

   To withhold authority to vote
   for any of the above nominees,
   write the nominee's name below:


                                       FOR        AGAINST       ABSTAIN

                                       [  ]         [  ]          [  ]
2. To ratify the appointment of
   Arthur Andersen LLP
   as independent accountants of
   the Company for the 1998 fiscal
   year.

          The Board recommends that you vote FOR the above proposals. This proxy, when properly executed, will be voted in the manner directed above. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSALS. This proxy may be revoked by the undersigned at any time, prior to the time it is voted by any of the means described in the accompanying proxy statement.



PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.




Signature(s) ___________________________________________ Date: __________, 1998
Date and sign exactly as name(s) appear(s) on this proxy. If signing for estates, trusts, corporations or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign.


                            * FOLD AND DETACH HERE *